Exhibit 4.1

June 25, 2009

Michael Fralin
Managing Director
Taberna Capital Management, LLC
450 Park Avenue - 11th Floor
New York, New York 10022

Dear Mr. Fralin:

This letter reflects the terms of our agreement with respect to the matters set forth below.

Vestin Realty Mortgage II, Inc. (“VRMII” or the “Issuer”) issued $60,000,000 of trust preferred securities on or about 6/22/2007 (the “Existing Securities”).  The Issuer exchanged a portion of the Existing Securities for replacement securities having a cash value (not par) of $10,000,000 in exchange for $20,000,000 of the Existing Securities. Following the initial exchange transaction and purchase by the issuer, the Existing Securities were reduced to $36,250,000.

The Issuer is interested in an additional exchange transaction whereby it would tender replacement securities (the “Replacement Securities”) having a cash value (not par) of up to $18,125,000, in minimum increments of $5 million (the “Minimum Increments”), in exchange for up to $36,250,000 of the Existing Securities (For purposes of the calculation (the “Calculation”), each dollar paid by Issuer shall be exchanged for two dollars of Existing Securities). For avoidance of doubt, each exchange shall be at an aggregate discount of 50% of the face principal amount. The Replacement Securities shall be acceptable to Taberna Capital Management, LLC (“Taberna”) and must meet credit and eligibility criteria established by the collateralized debt obligation vehicles which beneficially own the Existing Securities.  As soon as an acceptable custodial account is in place, the Issuer shall deposit $5,000,000 in cash (the “Cash”) in an escrow account to be established with the Bank of New York Mellon Trust Company (the “Bank”).  The Cash shall be used to purchase Replacement Securities acceptable to Taberna within the next thirty (30) days after the Cash is deposited (the “Bond Approval Period”), and the Issuer agrees to cooperate with the Manager in connection with such purchase(s).  In addition, at any time, and from time to time, within sixty (60) days after the Cash is paid, Issuer may deposit additional cash (the “Additional Cash”) up to $13,125,000 in Minimum Increments unless at the time of the deposit there is less than $10,000,000 of Existing Securities still outstanding in which case the Minimum Increment shall be 50% of the then outstanding amount, in an escrow account with the Bank in exchange for Replacement Securities in accordance with the Calculation which Replacement Securities will be purchased during the Bond Approval Period after such Additional Cash is deposited. Taberna agrees and acknowledges immediately upon depositing the funds into escrow, (i) the Existing Securities shall be reduced as set forth based upon the Calculation which if the full $18,125,000 is tendered by the Issuer the outstanding balance would be $0 (the “Reduced Amount”) and (ii) interest will cease on the Existing Securities to be retired based upon the Calculation.

In connection with the exchange transaction described herein, Taberna or its designee will engage (a) outside legal counsel to draft and negotiate the documents and (b) one or more parties to provide financial advisory, underwriting and due diligence work solely with respect to the Replacement Securities.   Issuer will pay up to $50,000 to cover the foregoing third party costs, set forth in section (a) above and out of the $50,000 will pay directly to Nixon Peabody and Gardere upon receipt of invoices.   Subject to the conditions set forth herein, the parties agree to proceed in good faith to negotiate definitive agreements to effect of the exchange transactions.   Except as provided above, the parties shall be bear their own costs and expenses incurred in connection with the exchange transaction.  In addition, the Issuer (or its designated affiliate) agrees to make a nonrefundable payment of $362,500 to Taberna, upon the signing of this letter to cover the costs described in subsection (b) above.

Please indicate your agreement to the foregoing terms by counter-signing where indicated below.

Sincerely,

Vestin Realty Mortgage II, Inc.

__________________________________
Rocio Revollo
Chief Financial Officer

Agreed to by:
Taberna Capital Management, LLC

______________________________________
Michael A. Fralin
Managing Director